SUBSIDIARIES OF THE COMPANY

Columbia Laboratories (Bermuda) Ltd.

Columbia Laboratories (France) SARL

Columbia Laboratories (UK) Limited

Columbia Laboratories (Ireland) Limited

Columbia Research Laboratories